EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated February 17, 2026 in this Registration Statement on Form S-1 with respect to our audits of the consolidated balance sheets of General Enterprise Ventures Inc. and its subsidiaries (collectively, the “Company”; as of January 22, 2026, the Company’s name was changed to CitroTech Inc.) as of December 31, 2024 and September 30, 2025, and the related consolidated statements of operations and comprehensive income/(loss), stockholders’ equity, and cash flows for the year ended December 31, 2024 and nine months ended September 30, 2025, and the related notes (collectively referred to as the “consolidated financial statements”).

We also consent to the Company’s reference to WWC, P.C., as an independent registered public accounting firm, as “Experts” in matters of accounting and auditing under the heading “EXPERTS” in this Registration Statement on Form S-1.

San Mateo, California	WWC, P.C.
February 17, 2026	Certified Public Accountants
PCAOB ID: 1171